                                                                     Exhibit 3.3

                  AMERICAN COMPUTER AND ELECTRONICS CORPORATION
                              ARTICLES OF AMENDMENT


         American Computer and Electronics Corporation, a Maryland corporation having its principal office in Montgomery County, Maryland, Maryland (hereinafter called the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Company is hereby amended by striking out Articles SECOND and FIFTH and inserting in lieu thereof the following:

              SECOND: The name of the corporation (which is hereafter referred to as the "Company") is ACE*COMM Corporation.

              FIFTH: The Company is authorized to issue 45,341,211 shares of which 45,000,000 shares shall be Common Stock with a par value of $.01 per share, 1,000 shares shall be Class B Preferred Stock with a par value of $1.00 per share, 211,727 shares shall be Class C Convertible Preferred Stock, Series 1, with a par value of $5.14 per share and 128,484 shares shall be Class C Convertible Preferred Stock, Series 2, with a par value of $5.14 per share. The agreggate par value of all shares having par value which the Company is authorized to issue is $2,199,684.54

         SECOND:   The foregoing amendment to the charter of the Company was
duly and unanimously approved and advised by the Board of Directors on June 23, 1996, and was approved by the affirmative vote of the stockholders of the Company as required by the Maryland General Corporation Law on August 5, 1996.

         THIRD:    The foregoing amendment to the charter of the Company has
been duly advised by the Board of Directors and approved by the stockholders of the Company in the manner and by the vote required by law.

         FOURTH:   (a)  The total number of shares of all classes of stock of the Company authorized prior to this amendment, and the number and par value of each class, were as follows:

         6,633,211 shares with an aggregate par value of One Million Eight Hundred Twelve Thousand Six Hundred Four Dollars and Fifty-Four Cents ($1,812,604.54), of which 6,292,000 are common stock with a par value of $.01 per share and an aggregate par value of Sixty-Two Thousand Nine Hundred Twenty Dollars ($62,920.00), 1,000 shares are Class B Preferred with a par value of One Thousand Dollars ($1,000.00), 211,727 shares are Class C Convertible Preferred, Series 1, with a par value of $5.14 per share and an aggregate par value of One Million Eighty-Eight

Thousand Two Hundred Seventy-Six Dollars and Seventy-Eight Cents
($1,088,276.78), and 128,484 shares are Class C Convertible Preferred, Series 2, with a par value of $5.14 per share and an aggregate par value of Six Hundred Sixty Thousand Four Hundred Seven Dollars and Seventy-Six Cents ($660,407.76).

                   (b) The total number of shares of all classes of stock of the Company as increased, and the number and par value of the shares of each class, are as follows:

         45,341,211 shares with an aggregate par value of Two Million One Hundred Ninty-Nine Thousand Six Hundred Eighty-Four Dollars and Fifty-Four Cents ($2,199,684.54), of which 45,000,000 are common stock with a par value of $.01 per share and an aggregate par value of Four Hundred Fifty Thousand Dollars ($450,000.00), 1,000 shares are Class B Preferred with a par value of $1.00 per share and an aggregate par value of One Thousand Dollars ($1,000.00), 211,727 shares are Class C Convertible Preferred, Series 1, with a par value of $5.14 per share and an aggregate par value of One Million Eighty-Eight Thousand Two Hundred Seventy-Six Dollars and Seventy-Eight Cents ($1,088,276.78), and 128,484 shares are Class C Convertible Preferred, Series 2, with a par value of $5.14 per share and an aggregate par value of Six Hundred Sixty Thousand Four Hundred Seven Dollars and Seventy-Six Cents ($660,407.76).

                   (c) The aggregate par value of all shares of all classes of stock of the Company heretofore authorized was $1,812,604.54. The aggregate par value of all shares of all classes of stock as increased by this amendment is $2,199,684.54. This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Company by $387,080.00.

    IN WITNESS WHEREOF, AMERICAN COMPUTER AND ELECTRONICS CORPORATION has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice President and attested by its Secretary this 6th day of August, 1996, and its Vice President acknowledges that they are the act and deed of the Company and states under the penalties of perjury that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.


ATTEST:                 AMERICAN COMPUTER AND ELECTRONICS
                             CORPORATION


/s/ Loretta L. Rivers             By:  /s/ S. Joseph Dorr
- -----------------------------          ----------------------------------
Loretta L. Rivers, Secretary           S. Joseph Dorr, Vice President